Exhibit 99.1

FOR IMMEDIATE RELEASE NYSE American – REI

RING ENERGY ANNOUNCES ADDITION TO MANAGEMENT TEAM

The Woodlands, TX – November 25, 2024 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced the addition of a new senior technical executive.

Mr. James J. Parr joins Ring as Executive Vice President, Exploration and Geosciences. Mr. Parr is an experienced petroleum geologist with over 30 years of energy leadership in all aspects of the upstream petroleum business in multiple global organizations. As a key member of the executive team, Ring Energy is enhancing its ability for further value creation through identification, capture, and execution of both organic and inorganic growth opportunities.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “I have had the pleasure of working closely with James in the past, who is a respected oil finder with an established history of successful capital allocation and portfolio management resulting in impactful, low-cost reserve additions, and related positive contributions to the bottom line. We look forward to leveraging James’ extensive technical background and industry experience to help grow our opportunity set of highly attractive drilling prospects targeted to further maximize the Company’s cash flow, improve the balance sheet, and drive increased value for our stockholders.”

About Mr. Parr

Prior to joining Ring, from June 2022, Mr. Parr served as Vice President, Global New Ventures for Woodside Energy, where he was responsible for core exploration and business development activities worldwide while also supporting upstream M&A. Preceding BHP’s merger with Woodside in 2022, Mr. Parr served as Head of Growth, Petroleum for BHP Petroleum from 2021. Mr. Parr served as Director of International Exploration for Anadarko Petroleum Corporation from 2018 until acquisition by OXY at the end of 2019. From 2011 to 2018, Mr. Parr was Vice President, International New Ventures and Gulf of Mexico for APA (formerly Apache) Corporation. Before joining Apache, from 2004 to 2011, Mr. Parr served as Director, Exploration and Business Development for Cabot Oil & Gas Corporation after serving in several roles of increasing responsibility with Anadarko, ARCO and BP.

Mr. Parr earned a B.S. degree in Geological Sciences (Honors) from the University of Aston (Birmingham, England) followed by doctoral studies in Earth Sciences at the University of Cambridge (Cambridge, England). Additionally, Mr. Parr has participated in executive management programs at Thunderbird School of Executive Management (Arizona State University), Wharton Business School (University of Pennsylvania), and Cox School of Business (Southern Methodist University in Dallas, Texas). Mr. Parr is a Texas Certified Professional Geologist (#5600).

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects, and the expected impact and timing of any new personnel or expected personnel transitions. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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